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                         [LETTERHEAD OF TIMES MIRROR]



For Immediate Release


                   Times Mirror Announces Completion of Sale
             of Higher Education Group to The McGraw-Hill Companies


     LOS ANGELES, CALIFORNIA, October 16, 1996 -- The Times Mirror Company announced today that it has completed its acquisition of Shepard's, the nation's premier legal citation service, from The McGraw-Hill Companies in exchange for the Times Mirror Higher Education Group and additional undisclosed consideration. Times Mirror expects to report a small gain on the exchange net of special charges related to the transaction.

     The previously announced formation of a partnership with Reed Elsevier to jointly own Shepard's will follow the completion of a currently pending regulatory review of the transaction. This process is expected to be successfully completed in the near future.

     "We are delighted to begin our relationship with Shepard's," said Kathryn
M. Downing, president and chief executive officer, Matthew Bender & Co. Inc. "Shepard's outstanding product mix of Federal and State jurisdictional and topical Citator services substantially strengthens the scope of legal research tools which we will now offer our customers." Shepard's will be managed by Matthew Bender, reporting to Downing, pending the formation of the joint venture with Reed Elsevier.

     The acquisition of Shepard's is an important step in broadening the mix of legal information which Bender provides its customers. Earlier this year Times Mirror and Reed Elsevier entered into a long-term cross-license agreement to offer Matthew Bender publications online through LEXIS service and to provide a significant portion of the LEXIS caselaw database through Matthew Bender's print and CD-ROM products. Times Mirror and Reed Elsevier expect to pursue other opportunities together.

                                     (more)
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     Matthew Bender & Company, Inc. is the country's premier
publisher of legal treatises, in both print and electronic form. In 1996, Bender released its new line of CD-ROM products, "Authority From Matthew Bender(TM)," which features the popular Folio search engine.

     The Times Mirror Higher Education Group is comprised of Richard D. Irwin, Wm. C. Brown Publishers, Brown & Benchmark, Irwin Professional Publishing and Mosby College.

     Times Mirror (TMC-New York and Pacific stock exchanges), a Los Angeles-based news and information company, publishes the Los Angeles Times, Newsday,
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The Baltimore Sun and other newspapers; a wide array of professional information
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for the legal, aviation, health sciences and training markets; and national and trade magazines.


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Press Information                              Investor Information

Vicki Cho Estrada                              Jean M. Jarvis
213-237-6409                                   213-237-3955



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